UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

August 17, 2012

Date of Report (Date of Earliest Event Reported)

WORLD MONITOR TRUST III – SERIES J

(Exact name of Registrant as Specified in its Charter)

Delaware	000-51651	20-2446281
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

900 King Street, Rye Brook, New York 10573

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (914) 307-7000

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On August 17, 2012, World Monitor Trust III – Series J (the “Registrant”) distributed a notice to its Unitholders in order to explain certain changes to the ownership and structure of the Registrant’s underlying managers effective as of July 1, 2012. A copy of the notice is attached as Exhibit 99.1 to this report.

Effective August 10, 2012, the Kenmar Group and the Olympia Group of Companies merged, forming the Kenmar Olympia Group. In connection with the merger, certain changes in the corporate structure of the organization have occurred. On July 1, Kenmar Preferred Investments Corp., which is the managing owner of the Registrant, converted from a Delaware corporation to a Delaware limited partnership. Accordingly, the name changed to Kenmar Preferred Investments, L.P. (“Kenmar Preferred”).

Kenmar Preferred is owned 99% by the Kenmar Olympia Group and 1% by the Kenmar Group, Inc. The Kenmar Group, Inc. owns 50% of the Kenmar Olympia Group with the remaining 50% held by individual investors, none of whom own more than 25% individually. Messrs. Goodman and Shewer own 100% of the Kenmar Group, Inc. Under the new structure, Kenmar’s founders, Marc Goodman and Ken Shewer, serve as co-Executive Chairmen and Global co-Chief Investment Officers of Kenmar Olympia Group and will continue to be ultimately responsible for selecting traders and trading strategies for the Registrant and for allocating its assets.

Kenmar Olympia Group has approximately $3.3 billion of assets under management across a broad range of investment management products and services including a proprietary managed account platform, CLariTy Managed Account & Analytics Platform; multi-strategy, macro-focused and thematic funds of funds; customized solutions offering a high level of transparency and liquidity; a private bank offering family office services to large private investors; and, life insurance contracts using funds of mutual funds. Kenmar Olympia Group has a global presence with offices in Paris, New York, London, Geneva, Zurich and Singapore.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Notice to Unitholders dated August 17, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant in the capacities indicated on August 17, 2012.

WORLD MONITOR TRUST III – SERIES J

By:	Kenmar Preferred Investments, L.P.
its Managing Owner

Date: August 17, 2012	By:	/s/ David Spohr
	Name:	David Spohr
	Title:	Senior Vice President and Director of Fund Administration